Exhibit 10.1

AVIDITY BIOSCIENCES, INC.

[NAME]

Via Email

Re:	Accelerated Payments and Clawback

Dear [NAME]:

As you may be aware, Avidity Biosciences, Inc. (the “Company”) has entered into a definitive agreement pursuant to which the Company will be acquired by Novartis AG (the “Merger” and, such agreement, the “Merger Agreement”). This letter agreement (this “Agreement”) sets forth certain actions the Company will take with respect to (i) the payment of your 2025 Annual Bonus (as defined below)[, (ii) the accelerated vesting of certain of your outstanding performance-based restricted stock units (“PSUs”) and (iii) the accelerated vesting of certain of your outstanding time-based restricted stock units (“RSUs”)], subject to your agreement to the terms set forth herein. Capitalized terms used but not otherwise defined herein will have the meanings assigned to them in your [Amended and Restated Employment Agreement, dated as of [•], by and between the Company and you] //[Offer of Employment and Employment Agreement, dated as of December 12, 2024] (your “Employment Agreement”).

2025 Annual Bonus

Pursuant to your Employment Agreement, you are eligible to earn an annual incentive bonus in respect of the 2025 calendar year (the “2025 Annual Bonus”). The Company’s board of directors (the “Board”) has determined that your 2025 Annual Bonus will be $[•], less applicable taxes and withholdings, which amount represents [•]% of your target 2025 Annual Bonus. Your 2025 Annual Bonus will be paid to you in a cash lump sum payment on or about December 17, 2025, and will be reported as wages on your 2025 Form W-2 from the Company. As a condition to receiving the 2025 Annual Bonus, by signing below, you agree that in the event your employment is terminated by the Company for Cause or you resign from your employment with the Company without Good Reason (each such termination of employment, a “Qualifying Repayment Termination”) prior to the earlier of (i) the date that annual incentive bonuses are actually paid to Company employees in respect of the 2025 calendar year or (ii) the date of the consummation of the Merger, then, in each case, you will repay to the Company, within 30 days following such date of termination, 100% of the gross value of the 2025 Annual Bonus (the “Bonus Clawback”); provided, that if your employment terminates prior to the earlier of (i) or (ii) for any reason other than a Qualifying Repayment Termination, the Bonus Clawback will not apply.

Accelerated PSU Vesting

On [DATE], the Company granted you [#] performance stock units (“PSUs”), pursuant to the terms and conditions of the Company’s 2020 Incentive Award Plan (the “2020 Plan”) and the award agreement evidencing such PSUs (the “PSU Agreement”). The Board has determined to provide for the accelerated vesting and settlement, effective as of December 17, 2025, of [[#] of your PSUs granted pursuant to the PSU Agreement that were originally scheduled to vest upon the achievement of the [APPLICABLE MILESTONE] set forth in the PSU Agreement prior to December 31, 2029] ([collectively,] the “Accelerated PSU Vesting Treatment,” and the PSUs subject to the Accelerated PSU Vesting Treatment, the “Accelerated PSUs”). The value of the Accelerated PSUs will be reported as wages on your 2025 Form W-2 from the Company. As a condition to receiving the Accelerated PSU Vesting Treatment, by signing below, you agree that in the event you incur a Qualifying Repayment Termination prior to the earliest of (i) the date that the applicable milestones set forth in the PSU Agreement are achieved, (ii) the date of the consummation of the Merger, or (iii) December 31, 2029, then, in each case, you will repay to the Company, within 30 days following such date of termination, 100% of the gross value of the Accelerated PSUs (the “PSU Clawback”); provided, that if your employment terminates prior to the earliest to occur of (i), (ii) or (iii) for any reason other than a Qualifying Repayment Termination, the PSU Clawback will not apply.

[For the avoidance of doubt, your PSUs that are not Accelerated PSUs shall remain outstanding and continue to be governed by the applicable terms and conditions set forth in the 2020 Plan and the PSU Agreement.]

[Accelerated RSU Vesting

On [DATE(S)], the Company granted you [#] restricted stock units (“RSUs”), pursuant to the terms and conditions of the 2020 Plan and/or the Company’s 2022 Employment Inducement Incentive Award Plan and the award agreement(s) evidencing such RSUs (the “Applicable RSU Agreement(s)”). The Board has determined to provide for the accelerated vesting and settlement, effective as of December 17, 2025, of [[#] of your RSUs that were originally scheduled to vest on [DATE]] ([collectively,] the “Accelerated RSU Vesting Treatment,” and the RSUs subject to the Accelerated RSU Vesting Treatment, the “Accelerated RSUs”). The value of the Accelerated RSUs will be reported as wages on your 2025 Form W-2 from the Company. As a condition to receiving the Accelerated RSU Vesting Treatment, by signing below, you agree that in the event you incur a Qualifying Repayment Termination prior to the earlier of (i) the date that the Accelerated RSUs would have otherwise vested pursuant to the Applicable RSU Agreement(s) or (ii) the date of the consummation of the Merger, then, in each case, you will repay to the Company, within 30 days following such date of termination, 100% of the gross value of the Accelerated RSUs (the “RSU Clawback”); provided, that if your employment terminates prior to the earlier of (i) and (ii) for any reason other than a Qualifying Repayment Termination, the RSU Clawback will not apply.

[For the avoidance of doubt, your RSUs that are not Accelerated RSUs shall remain outstanding and continue to be governed by the applicable terms and conditions set forth in the 2020 Plan and/or the Company’s 2022 Employment Inducement Incentive Award Plan and the Applicable RSU Agreement(s).]]

Other Terms and Conditions

You acknowledge and agree that in connection with the payment of the 2025 Annual Bonus[,][ and] Accelerated PSU Vesting Treatment [and Accelerated RSU Vesting Treatment], the Company shall have the right and is hereby authorized to withhold, any applicable taxes in respect of such 2025 Annual Bonus[,][ and] Accelerated PSU Vesting Treatment [and Accelerated RSU Vesting Treatment] and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment or withholding of such taxes. You further acknowledge and agree that with respect to the Accelerated PSU Vesting Treatment [and Accelerated RSU Vesting Treatment] the Company may satisfy the withholding requirement, in whole or in part, by withholding the number of Shares (as defined in the 2020 Plan) having a Fair Market Value (as defined in the 2020 Plan) on the date the withholding is to be determined equal to the withholding amount. You shall be solely responsible for the payment of all taxes relating to the payment or provision of any amounts or benefits under this Agreement. The Company’s determination of the gross value to be repaid, as applicable, shall be final, conclusive and binding for all purposes hereunder. [You understand and agree that because the Company is extending these benefits to a limited number of individuals, you will keep this Agreement and the transactions contemplated hereunder strictly confidential at all times and will not disclose the terms of this Agreement to anyone (other than to your immediate family members or your personal tax and legal advisors, each of whom will be instructed by you and agree to keep the terms of this Agreement strictly confidential). Notwithstanding the foregoing, nothing herein will be construed to limit your right to discuss or disclose wages and working conditions, as protected under applicable law, or to limit or restrict in any way your communication with any governmental agency or entity, or any officer or staff person thereof, concerning matters relevant to such governmental agency or entity.

The Company is not making any warranties or representations to you with respect to the tax consequences associated with the accelerated payment[s] set forth in this Agreement or any other compensation that you may receive, and you are in no manner relying on the Company or any of its representatives for an assessment of such tax consequences. You are hereby advised to consult with your own tax advisor with respect to any tax consequences associated with the accelerated payment[s] and your compensation.

This Agreement constitutes a binding obligation on you and the Company and its successors and will be governed by, and construed under and in accordance with, the internal laws of the [State of [California]/[Montana]]/[Commonwealth of Massachusetts], without reference to rules relating to conflicts of laws. Nothing in this Agreement changes the “at-will” nature of your employment (meaning either you or the Company may terminate your employment at any time and for any reason, or for no reason at all) or confers upon you the right to continue to be employed by the Company or any of its affiliates for any particular period of time. This Agreement may be executed in multiple counterparts and may be amended only by a written instrument executed by you and the Company.

Please indicate your acknowledgement and acceptance of the terms and conditions set forth in this Agreement by signing and returning a copy of this Agreement to [NAME] via [E-MAIL] by no later than December 14, 2025. You should retain a copy of the executed letter for your records.

[Signature Page Follows]

Very truly yours,

AVIDITY BIOSCIENCES, INC.

By:
Name:
Title:

Agreed and acknowledged this __ day of December, 2025:

[NAME]

[Signature Page to Agreement]